Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY ASSUMES ROLE OF OPERATOR OF BAYOU COUBA FIELD; PROVIDES OPERATIONAL UPDATE

Houston, Texas September 6, 2007

Dune Energy Inc. (“Dune” or the “Company”) (AMEX-DNE) announced today that effective September 1, 2007, it has become operator of the Bayou Couba Field, located in St. Charles Parrish, Louisiana. In conjunction with assuming operator status, Dune has purchased an additional 12.5% working interest in its approximately 11,000 acre area of mutual interest for total consideration of $3.5 million, bringing the Company’s present working interest to 37.5%. In addition, Dune expects to spud the Fee #5 well, a 12,000 foot well targeting Middle Miocene age sands prior to the end of September. Based upon the Company’s 2006 year end reserve report, gross reserves associated with this proved undeveloped (“PUD”) location total 4.6 Bcfe. Dune will retain a 100% working interest in this well, based upon prior agreements with former operator as well as the fee owner. The Company, in conjunction with its major integrated partner, is participating in depth migration of the 3-D data set recently shot over the field, in order to better image deeper anomalies. Dune expects to commence drilling these deeper projects in 2008.

At Garden Island Bay, located in Plaquemines Parrish, Louisiana, Dune has drilled 6 wells so far this year, has 2 wells presently drilling, and plans an additional 2 wells prior to year end. Production from Garden Island Bay is approximately 8 Mmcfe/d, with 2 wells awaiting production hookup.

At Chocolate Bayou, located in Brazoria County, Texas, Dune expects to spud the Weitting 30 #1 before September 30, 2007. The Company’s 2006 year end reserve report attributed 9.0 Bcfe of gross PUD reserves for Frio aged sands at this location. The well will be deepened to 14,200 feet to test the IP Farms sand interval, for which no reserves are presently booked. Dune initially owned a 43.8% working interest in this well. However, based upon an agreement with the offset property owners, Dune increased its working interest to 100%.

Drilling operations targeting PUD reserves are ongoing at our South Florence Field, located in Vermillion Parrish, Louisiana. Additionally, Dune anticipates wells will be drilled and completed, prior to year end 2007, at Toro Grande (Jackson County, Texas) and Murphy Lake (St. Martin and Iberville Parrish, Louisiana). The Company owns a 100% working interest in all of the aforementioned wells.

Dune’s aggressive Barnett Shale extensional drilling program in Wise and Denton counties, Texas, continues to deliver excellent results. Dune currently has 28 wells producing approximately 5.6 Mmcfe/d net, with 4 wells awaiting fracture stimulation or production hookup. Dune is presently drilling 3 wells, and anticipates an additional 4-6 wells being spudded prior to year end 2007.

James A. Watt, CEO and President, stated, “We have successfully negotiated a higher working interest in both Bayou Couba and Chocolate Bayou, and have identified a deeper exploratory target at Chocolate Bayou. As our aggressive development drilling program moves forward during the remainder of 2007, we fully expect to achieve our goal of 55 Mmcfe/d of exit rate production, which is almost double proforma rates at the beginning of 2006.”

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB/A filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300